EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of January 31, 2018 by and between InnerWorkings, Inc., a Delaware corporation (the “Company”), and Richard S. Stoddart (“Executive”), and its terms will become effective as of the first date of Executive’s employment on April 5, 2018, or another mutually agreed date (the “Effective Date”).

1.
Employment; Position and Duties. The Company agrees to employ Executive, and Executive agrees to be employed by the Company, upon the terms and conditions of this Agreement. Upon the Effective Date, Executive shall be employed as the President and Chief Executive Officer of the Company, reporting to the Board of Directors of the Company (the “Board”). The Board shall also take such action as may be necessary to appoint Executive as a member of the Board promptly following the commencement of Executive’s employment. Thereafter, during the Term (as defined below), the Board shall nominate Executive for reelection as a member of the Board at the expiration of the then current term; provided that the foregoing nomination shall not be required to the extent prohibited by legal or regulatory requirements. Executive shall be deemed to have resigned from the Board and from all other positions with the Company or any of its affiliates voluntarily, without any further action required, upon the termination of Executive’s employment with the Company. Executive agrees to devote his full time, energy and skill to the faithful performance of his duties herein, and shall perform the duties and carry out the responsibilities assigned to him to the best of his ability and in a diligent, businesslike and efficient manner. Notwithstanding the above, during the Term, it shall not be a violation of this Agreement for Executive to serve on civic or charitable boards or committees, deliver lectures, fulfill speaking engagements, teach at educational institutions, manage personal investments and, with the consent of the Board, service on corporate boards, so long as such activities do not interfere with the performance of Executive’s responsibilities in accordance with this Agreement. Executive’s duties and authority shall include all the duties and authority contemplated by the Company’s by-laws and those customarily performed by the President and Chief Executive Officer. As Chief Executive Officer, Executive shall be the senior most executive officer of the Company. Executive shall also have such additional duties and authority commensurate with such positions as may be reasonably assigned by the Board. Executive shall comply with any policies and procedures established for Company employees, including, without limitation, those policies and procedures contained in the Company’s employee handbook previously delivered to Executive.

2.
Term of Employment. The term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue until and shall expire on December 31, 2018, as may be extended in accordance with this Section 2 and unless terminated earlier by either party, in accordance with the terms of this Agreement. The Term shall be extended automatically without further action by either party by one (1) additional year (added to the end of the Term), and then on each succeeding annual anniversary thereafter, unless either party shall have given written notice to the other party prior to the date that is ninety (90) days prior to the date which such extension would otherwise have become effective electing not to further extend the Term, in which case Executive’s employment shall terminate on the date upon which the extension would otherwise have become effective, unless earlier terminated in accordance with this Agreement. This Agreement may be terminated by Executive or by the Board, with or without Cause (as defined below). Upon the termination of Executive’s employment with the Company for any reason, neither party shall have any further obligation or liability under this Agreement to the other party, except as set forth in Sections 4, 5, 6, 7, 8, 9, 10, 19 and 20 of this Agreement. Non-renewal of the Term by the Company shall be treated for all purposes under this Agreement as a termination by the Company of Executive’s employment without Cause under Section 4(b).

3.	Compensation. Executive shall be compensated by the Company for his services as follows:

(a)Base Salary. During the Term, Executive shall be paid a base salary (“Base Salary”) of $66,666.67 per month (or $800,000 on an annualized basis), subject to applicable withholding, in accordance with the Company’s normal payroll procedures. Executive’s Base Salary shall be reviewed on an annual basis by the Board for possible increase (but not decrease) based on the Company’s operating results and financial condition, salaries paid to other Company executives, and general marketplace and other applicable considerations. Such increased Base Salary, if any, shall then constitute Executive’s “Base Salary” for purposes of this Agreement.

(b)Benefits. During the Term, Executive shall have the right, on the same basis as other members of senior management of the Company, to participate in and to receive benefits under any of the Company’s executive and employee benefit plans, long-term or equity incentive plans, insurance programs and/or indemnification agreements, as may be in effect from time to time, subject to any applicable waiting periods and other restrictions, and to the benefits afforded to other members of senior management under the Company’s vacation, holiday and business expense reimbursement policies (all such benefits, the “Benefits”).

(c)Bonuses. Beginning in fiscal year 2018, in addition to the Base Salary, Executive shall be eligible to receive an annual performance bonus at a target of not less than eighty-five percent (85%) of his then annual Base Salary, with an opportunity to earn a maximum performance bonus of two hundred percent (200%) of his performance bonus target (the “Performance Bonus”). The Performance Bonus shall be a discretionary bonus, determined in the sole discretion of the Board or the Compensation Committee thereof, based upon Executive’s performance of his duties and the Company’s financial performance, as well as certain performance targets that are approved by the Board or such Committee. The Company will pay Executive’s Performance Bonus for each year at the same time as annual performance bonus payments for such year (if any) are made to other participants with respect to such fiscal year, and in all events within the two and one half (2½) months following the end of the year in which the Performance Bonus is earned. Executive’s target bonus for fiscal year 2018 will be $680,000 (i.e., 85% of his annual Base Salary) and will be prorated based on the Effective Date. The Performance Bonus is intended to qualify for the short-term deferral exception to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(d)Expenses. In addition to reimbursement for business expenses incurred by Executive in the normal and ordinary course of his employment by the Company pursuant to the Company’s standard business expense reimbursement policies and procedures, the Company shall reimburse Executive at the same level as the Company reimburses other senior executives for his insurance costs should he elect to participate in the Company’s insurance program(s). In addition, Executive shall be reimbursed $1,000/month for automobile expenses.

(e)Long Term Incentive Award. On the Effective Date, Executive will receive stock-based compensation (the “Signing Grant”) under and pursuant to the InnerWorkings, Inc. 2006 Stock Incentive Plan, as amended (the “Stock Incentive Plan”) equivalent to one million five hundred thousand dollars ($1,500,000) in grant date target value (50% stock options, 50% restricted shares), vesting ratably over a four year period on the anniversary date of the grant. The restricted shares shall be valued based on the closing price of the Company’s common stock on the Effective Date. The options shall be valued based on the Black-Scholes method or such other method approved by the Compensation Committee of the Board and shall have a strike price equal to the closing price of the Company’s common stock on the Effective Date. In addition to the Signing Grant, beginning in fiscal year 2018, Executive shall be eligible to receive, annually, on the same basis as long-term incentive awards to other senior executives, long-term incentive awards with a targeted grant date value of $1,500,000, subject to adjustment by the Compensation Committee in its sole discretion. Executive’s 2018 annual long-term incentive award will not be prorated based on Executive’s start date.

4.	Benefits Upon Termination.

(a)Termination for Cause or Termination for Other than Good Reason. In the event of the termination of Executive’s employment by the Company for Cause (as defined below), the termination of Executive’s employment by reason of his death or Disability (as defined in the Stock Incentive Plan), or the termination of Executive’s employment by Executive for any reason other than Good Reason (as defined below), Executive shall be entitled to no further compensation or benefits from the Company following the date of termination, except the Accrued Obligations (defined below), which Accrued Obligations shall be paid to Executive within thirty (30) days following the date of termination.

For purposes of this Agreement, Executive’s “Accrued Obligations” include, to the extent not theretofore paid:

(i)	Executive’s Base Salary earned through the date of termination;

(ii)	Executive’s Benefits, vested or earned through the date of termination;

(iii)
Executive’s Performance Bonus for the fiscal year immediately preceding the fiscal year in which the date of termination occurs if such award has been earned but has not been paid as of the date of termination;

(iv)	Executive’s vested restricted stock, stock options or other long-term or equity-based incentive compensation; and

(v)
Executive’s business expenses that have not been reimbursed by the Company as of the date of termination that were incurred by Executive prior to the date of termination in accordance with the applicable Company policy.

For purposes of this Agreement, a termination for “Cause” occurs if Executive’s employment is terminated by the Company for any of the following reasons:

(A)	theft, dishonesty or falsification of any employment or Company records by Executive;

(B)	Executive’s commission of an act or acts constituting a felony or any act involving moral turpitude;

(C)	Executive’s engaging in willful misconduct or gross negligence that has had a material adverse effect on the Company’s reputation or business; or

(D)	the continuing material breach by Executive of any provision of this Agreement after receipt of written notice of such breach from the Board and a reasonable opportunity to cure such breach.

For purposes of this Agreement, a termination by Executive shall be for “Good Reason” if Executive terminates his employment for any of the following reasons:

(1)
the Company materially reduces Executive’s duties or authority below, or assigns Executive duties that are materially inconsistent with the duties and authority contemplated by Section 1 of this Agreement, or any failure by the Company to appoint or elect, or to reappoint or reelect Executive to the position of Chief Executive Officer, it being understood that if Executive is no longer the Chief Executive Officer and a member of the board of directors of the top-most parent company with publicly-traded equity securities, he will be considered to have experienced a material reduction in his duties or authority;

(2)	the Company requires Executive to relocate his office more than 100 miles from the current office of the Company without his consent; or

(3)
the Company has breached any provision of this Agreement, including, but not limited to, the provisions relating to the payment or providing of compensation and Benefits in accordance with Section 3 above, and such breach continues for more than thirty (30) days after notice from Executive to the Company specifying the action which constitutes the breach and demanding its discontinuance.

(b)Termination Without Cause or Termination for Good Reason. Each of the Company and Executive is free to terminate this Agreement, and Executive’s employment with the Company, at any time, for any reason, in its or Executive’s absolute sole discretion. Except as otherwise provided in Section 5 of this Agreement, if Executive’s employment is terminated by the Company for any reason other than (1) for Cause or (2) by reason of his death or Disability, or if Executive’s employment is terminated by Executive for Good Reason, Executive shall only be entitled to:

(i)
receive an amount equal to two (2) times the product of the Service Multiple (defined below) multiplied by the sum of (A) Executive’s annual Base Salary as in effect on the date of termination, and (B) Executive’s target annual Performance Bonus for the fiscal year in which the date of termination occurs, payable in equal installments over a twenty-four (24) month period following the termination of Executive’s employment in accordance with the Company’s normal payroll procedures;

(ii)
no later than March 15 following the end of the year in which such termination occurs, in lieu of any annual Performance Bonus for the year in which such termination occurs, payment of an amount equal to (A) the annual Performance Bonus which would have been payable to Executive (based on actual Company performance, without any exercise of negative discretion disproportionate to any such exercise applicable to other bonus plan participants) had Executive remained in employment with the Company during the entire year in which such termination occurred, multiplied by (B) a fraction, the numerator of which is the number of days Executive was employed in the year in which such termination occurs and the denominator of which is the total number of days in the year in which such termination occurs;

(iii)
immediate vesting of all outstanding equity-based awards which would otherwise have vested based solely on the passage of time if Executive’s employment had continued for a period of twenty-four (24) months following the termination;

(iv)
with respect to equity-based awards which would otherwise vest based on performance, Executive shall vest in the portion of such award (which shall not exceed 100% of such award) Executive would have been entitled to had Executive remained employed until the last day of the applicable performance period multiplied by a fraction, the numerator of which shall be the number of full calendar months elapsed during the performance period through the date Executive’s employment terminated plus twenty-four (24) additional months and the denominator of which shall be the total number of months in the applicable performance period, which awards shall vest and be paid, if the applicable performance conditions are met, at the same time and in the same manner as though Executive had remained employed by the Company;

(v)	full immediate vesting of the unvested portion of the Signing Grant; and

(vi)	the Accrued Obligations.

For purposes of this Agreement, the “Service Multiple” shall be a fraction, the numerator of which is the number of full months (up to twenty-four (24) months) that Executive was employed with the Company prior to the date of termination and the denominator of which is twenty-four (24); provided that, the Service Multiple shall in no event be less than one-half (1/2) nor more than one (1).

In addition, the parties agree that (A) in the case of a termination of Executive’s employment by the Company for any reason other than (1) for Cause or (2) by reason of his death or Disability, or if Executive’s employment is terminated by Executive for Good Reason, Section 4(b)(iii), Section 4(b)(iv) and Section 4(b)(v) of this Agreement, as applicable, and (B) in the case of a Qualifying Termination (as defined below), Section 5 of this Agreement, shall supersede and replace the provisions for vesting/forfeiture upon such a termination of employment under each and all equity or other long-term incentive award agreements, including the Signing Grant, entered into by Executive, unless the provisions in such circumstances under any such award agreements, respectively, are more favorable to Executive than provided herein.

Notwithstanding anything to the contrary herein, no payments shall be paid under this Section 4(b)(i), (ii), (iii) or (iv) unless and until Executive executes and delivers a general release and waiver of claims (the “Release”) against the Company (and any revocation period expires) by the Release Deadline, acknowledging Executive’s obligations under Section 7 below, and in a form prescribed by the Company; provided that, such Release shall not require Executive to release any rights to Accrued Obligations, rights under the Indemnification Provisions (as defined below), or under this Agreement, and the execution of such Release shall be a condition to Executive’s rights under Section 4(b)(i), (ii), (iii) or (iv). The “Release Deadline” means the date that is sixty (60) calendar days after Executive’s separation from service. Payment of any amount that is not exempt from Code Section 409A that is conditioned upon the execution of the Release shall be delayed until the Release Deadline, irrespective of when Executive executes the Release; provided, however, that where Executive’s separation from service and the Release Deadline occur within the same calendar year, the payment may be made up to thirty (30) days prior to the Release Deadline, and provided further that where Executive’s separation from service and the Release Deadline occur in two separate calendar years, payment may not be made before the later of January 1 of the second year or the date that is thirty (30) days prior to the Release Deadline. In addition, if Code Section 409A requires that a payment hereunder may not commence for a period of six (6) months following termination of employment, then such payments shall be withheld by the Company and paid as soon as permissible, along with such other monthly payments then due and payable.

5.Change in Control. Upon the occurrence of a Qualifying Termination (as defined below), Executive shall, in addition to the benefits set forth in Section 4(b) of this Agreement, be entitled to immediate vesting of all outstanding equity-based awards (including immediate vesting at the target level of performance for equity-based awards which would otherwise vest based on performance). For purposes of this Agreement, a “Qualifying Termination” means a termination of Executive’s employment within ninety (90) days prior to or twenty-four (24) months following the consummation of a Change in Control (defined below) as a result of Executive’s (i) resignation for Good Reason or (ii) termination by the Company without Cause (including due to a non-renewal of the Term by the Company).

Notwithstanding the foregoing and notwithstanding any less favorable or contrary treatment in an award agreement or other grant documentation with respect to equity-based awards, the vesting of all equity-based awards that are not assumed by a successor company or exchanged for a replacement award on no less favorable economic terms will be fully accelerated as of the effective date of the Change in Control (including immediate vesting at the target level of performance for equity-based awards which would otherwise vest based on performance), and such equity-based awards shall be paid to Executive within thirty (30) days after the effective date of the Change in Control.

For purposes of this Agreement, a “Change in Control” means the occurrence of any one or more of the following:

(a)An effective change in control pursuant to which any person or persons acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons)

beneficial ownership of stock of the Company representing more than thirty-five percent (35%) of the voting power of the Company’s then outstanding stock; provided, however, that a Change in Control shall not be deemed to occur by virtue of any of the following acquisitions: (i) by the Company or any affiliate, (ii) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliate, or (iii) by any underwriter temporarily holding securities pursuant to an offering of such securities;

(b)Any person or persons acting as a group acquires beneficial ownership of Company stock that, together with Company stock already held by such person or group, constitutes more than fifty (50%) of the total fair market value or voting power of the Company’s then outstanding stock. The acquisition of Company stock by the Company in exchange for property, which reduces the number of outstanding shares and increases the percentage ownership by any person or group to more than 50% of the Company’s then outstanding stock will be treated as a Change in Control;

(c)Individuals who constitute the Board immediately after the Effective Date (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board during any 12-month period; provided, however, that any person becoming a director subsequent thereto whose election or nomination for election was approved by a vote of a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director, provided that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director; or

(d)Any person or persons acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value of at least forty percent (40%) of the total gross fair market value of all the assets of the Company immediately prior to such acquisition. For purposes of this section, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, without regard to any liabilities associated with such assets. The event described in this paragraph (d) shall not be deemed to be a Change in Control if the assets are transferred to (i) any owner of Company stock in exchange for or with respect to the Company’s stock, (ii) an entity in which the Company owns, directly or indirectly, at least fifty percent (50%) of the entity’s total value or total voting power, (iii) any person that owns, directly or indirectly, at least fifty percent (50%) of the Company stock, or (iv) an entity in which a person described in (d)(iii) above owns at least fifty percent (50%) of the total value or voting power. For purposes of this Section 5, and except as otherwise provided, a person’s status is determined immediately after the transfer of the assets.

In no event will a Change in Control be deemed to have occurred, with respect to Executive, if an employee benefit plan maintained by the Company or an affiliate of the Company or Executive is part of a purchasing group that consummates the transaction that would otherwise result in a Change in Control. The employee benefit plan or Executive will be deemed “part of a purchasing group” for purposes of the preceding sentence if the plan or Executive is an equity participant in the purchasing company or group, except where participation is: (i) passive ownership of less than two percent (2%) of the stock of the purchasing company; or (ii) ownership of equity participation in the purchasing company or group that is otherwise not significant, as determined prior to the Change in Control by a majority of the non-employee continuing directors.

6.Employee Inventions and Proprietary Rights Assignment Agreement. Executive agrees to abide by the terms and conditions of the Company’s standard Employee Inventions and Proprietary Rights Assignment Agreement as executed by Executive and attached hereto as Exhibit A.

7.Restrictive Covenants.

(a)Covenants Not to Compete or Solicit. During Executive’s employment and for a period of two (2) years following the termination of Executive’s employment for any reason, Executive shall not, anywhere in the Geographic Area (as defined below), other than on behalf of the Company or with the prior written consent of the Company, directly or indirectly:

(i)
perform services for (whether as an employee, agent, consultant, advisor, independent contractor, proprietor, partner, officer, director or otherwise), have any ownership interest in (except for passive ownership of five percent (5%) or less of any entity whose securities have been registered under the Securities Act of 1933, as amended, or Section 12 of the Securities Exchange Act of 1934, as amended), or participate in the financing, operation, management or control of, any firm, partnership, corporation, entity or business that engages or participates in a “competing business purpose” (as defined below);

(ii)
induce or attempt to induce any customer, potential customer, supplier, licensee, licensor or business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any customer, potential customer, supplier, licensee, licensor or business relation of the Company or solicit the business of any customer or potential customer of the Company, whether or not Executive had personal contact with such entity; and

(iii)
solicit, encourage, hire or take any other action which is intended to induce or encourage, or has the effect of inducing or encouraging, any employee or independent contractor of the Company or any subsidiary of the Company to terminate his or his employment or relationship with the Company or any subsidiary of the Company, other than in the discharge of his duties as an officer of the Company.

For the purpose of this Agreement, the term “competing business purpose” shall mean the sale or provision of any marketing or printed materials, items, or other products or services that are competitive with in any manner the products or services sold or offered by the Company during the Term. The term “Geographic Area” shall mean the United States of America.

The covenants contained in this Section 7(a) shall be construed as a series of separate covenants, one for each county, city, state or any similar subdivision in any Geographic Area. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in the preceding Sections. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this Section 7(a) are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable law.

In addition, the parties agree that this Section 7(a) shall supersede and replace Section 13 (Covenant Not to Compete or Solicit) and Section 14 (Separate Covenants) of the Employee Inventions and Proprietary Rights Assignment Agreement as executed by Executive and attached hereto as Exhibit A.

(b)     Confidentiality. Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliates, and their respective businesses, employees, suppliers or customers, which shall have been obtained by Executive during Executive’s employment by the Company and which shall not be or become public knowledge (“Confidential Information”). During the Term and after termination of Executive’s employment with the Company, Executive shall not, without the prior written consent of the Company or as otherwise may be required by law or legal process (provided, that Executive shall give the Company reasonable notice of such process, and the ability to contest it) or as may be necessary, in Executive’s reasonable discretion, to discharge his duties to the Company, communicate or divulge any Confidential Information to anyone other than the Company and those designated by it. Notwithstanding the above, this Agreement shall not prevent Executive from revealing evidence of criminal wrongdoing to law enforcement or prohibit Executive from divulging Confidential Information by order of court or agency of competent jurisdiction, or from making other disclosures that are protected under the provisions of law or regulation.  Nothing in this Agreement prohibits Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, Congress, and any Inspector General, or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation. Executive does not need the prior authorization of the Company to make any such reports or disclosures, and Executive is not required to notify the Company that Executive has made such reports or disclosure.

Executive acknowledges and agrees that the Company has provided Executive with written notice below that the Defend Trade Secrets Act, 18 U.S.C. § 1833(b), provides an immunity for the disclosure of a trade secret to report suspected violations of law and/or in an anti-retaliation lawsuit, as follows:

(1) IMMUNITY. - An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that -
(A) is made -
(i) in confidence to a Federal, State or local government official, either directly or indirectly, or to an attorney; and
(ii) solely for the purpose of reporting or investigating a suspected violation of law; or
(B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(2) USE OF TRADE SECRET INFORMATION IN ANTI-RETALIATION LAWSUIT. - An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual-
(A) files any document containing the trade secret under seal; and
(B) does not disclose the trade secret, except pursuant to court order.

8.    Equitable Remedies. Executive acknowledges and agrees that the agreements and covenants set forth in Sections 6 and 7 are reasonable and necessary for the protection of the Company’s business interests, that irreparable injury will result to the Company if Executive breaches any of the terms of said covenants, and that in the event of Executive’s actual or threatened breach of any such covenants, the Company will have no adequate remedy at law. Executive accordingly agrees that, in the event of any actual or threatened breach by Executive of any of said covenants, the Company will be entitled to seek immediate injunctive and other equitable relief, without bond and without the necessity of showing actual monetary damages. Nothing in this Section 8 will be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages that it is able to prove.

9.    Dispute Resolution. In the event of any dispute or claim relating to or arising out of this Agreement (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race or other discrimination), Executive and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in Chicago, Illinois in accordance with its National Employment Dispute Resolution rules, as those rules are currently in effect (and not as they may be modified in the future). Executive acknowledges that by accepting this arbitration provision he is waiving any right to a jury trial in the event of such dispute. Notwithstanding the foregoing, this arbitration provision shall not apply to any disputes or claims relating to or arising out of (i) the misuse or misappropriation of trade secrets or proprietary information or (ii) the breach of any non-competition or non-solicitation covenants.

10.    Governing Law. This Agreement has been executed in the State of Illinois, and Executive and the Company agree that this Agreement shall be interpreted in accordance with and governed by the laws of the State of Illinois, without regard to its conflicts of laws principles.

11.    Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, provided that such successor or assignee is the successor to substantially all of the assets of the Company, or a majority of its then outstanding stock, and that such successor or assignee assumes the liabilities, obligations and duties of the Company under this Agreement, either contractually or as a matter of law. In view of the personal nature of the services to be performed under this Agreement by Executive, he shall not have the right to assign or transfer any of his rights, obligations or benefits under this Agreement, except as otherwise noted herein.

12.    Entire Agreement. This Agreement, including its attached Exhibit A, constitutes the entire employment agreement between Executive and the Company regarding the terms and conditions of his employment. This Agreement supersedes all prior negotiations, representations or agreements between Executive and the Company, whether written or oral, concerning Executive’s employment.

13.    No Conflict. Executive represents and warrants to the Company that neither his entry into this Agreement nor his performance of his obligations hereunder will conflict with or result in a breach of the terms, conditions or provisions of any other agreement or obligation to which Executive is a party or by which Executive is bound, including, without limitation, any noncompetition or confidentiality agreement previously entered into by Executive.

14.    Validity. Except as otherwise provided in Section 7, above, if any one or more of the provisions (or any part thereof) of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions (or any part thereof) shall not in any way be affected or impaired thereby.

15.    Modification. This Agreement may not be modified or amended except by a written agreement signed by Executive and the Company.

16.    Code Section 409A. This Agreement is intended to comply with Section 409A of the Code, and the interpretative guidance thereunder, including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in kind distributions, and shall be administered accordingly. Executive hereby agrees that the Company may, without further consent from Executive, make the minimum changes to this Agreement as may be necessary or appropriate to avoid the imposition of additional taxes or penalties on Executive pursuant to Section 409A of the Code. The Company cannot guarantee that the payments and benefits that may be paid or provided pursuant to this Agreement will satisfy all applicable provisions of Section 409A of the Code. In the case of any reimbursement payment that is required to be made promptly under this Agreement, such payment will be made in all instances no later than December 31 of the calendar year following the calendar year in which the obligation to make such reimbursement arises. For purposes of Section 409A of the Code, Executive’s right to receive installment payments pursuant to this Agreement will be treated as a right to receive a series of separate and distinct payments. To the extent that reimbursements or other in-kind benefits under this letter constitute nonqualified deferred compensation, (x) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (y) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (z) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. Notwithstanding the foregoing, if any payments or benefits under this Agreement become subject to Section 409A of the Code, then for the purpose of complying therewith, to the extent such payments or benefits do not satisfy the separation pay exemption described in Treasury Regulation § 1.409A-1(b)(9)(iii) or any other exemption available under Section 409A of the Code (the “Non-Exempt Payments”), if Executive is a specified employee as described in Treasury Regulation § 1.409A-1(i) on the date of termination, any amount of such Non-Exempt Payments that would be paid prior to the six-month anniversary of the date of termination shall instead be accumulated and paid to Executive in a lump sum payment within five (5) business days after such six-month anniversary. A termination of employment shall be deemed to occur only if it is a “separation from service” as such term is defined under Code Section 409A, and references to “termination,” “termination of employment,” or like terms shall mean a “separation from service.”

17.     Adjustments Due to Excise Tax .

(a)If it is determined that any amount or benefit to be paid or payable to Executive under this Agreement or otherwise in conjunction with his employment (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in conjunction with his employment) would give rise to liability of Executive for the excise tax imposed by Section 4999 of the Code, as amended from time to time, or any successor provision (the “Excise Tax”), then the amount or benefits payable to Executive (the total value of such amounts or benefits, the “Payments”) shall be reduced by the Company to the extent necessary so that no portion of the Payments to Executive is subject to the Excise Tax. Such reduction shall only be made if the net amount of the Payments, as so reduced (and after deduction of applicable federal, state, and local income and payroll taxes on such reduced Payments other than the Excise Tax (collectively, the “Deductions”)), is greater than the excess of (1) the net amount of the Payments, without reduction (but after making the Deductions), over (2) the amount of Excise Tax to which Executive would be subject in respect of such Payments. In the event Payments are required to be reduced pursuant to this Section 17(a), Executive shall designate the order in which such amounts or benefits shall be reduced in a manner consistent with Code Section 409A.

(b)The independent public accounting firm serving as the Company’s auditing firm, or such other accounting firm, law firm or professional consulting services provider of national reputation and experience reasonably acceptable to the Company and Executive (the “Accountants”), shall make in writing in good faith all calculations and determinations under this Section 17, including the assumptions to be used in arriving at any calculations. For purposes of making the calculations and determinations under this Section 17, the Accountants and each other party may make reasonable assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company and Executive shall furnish to the Accountants and each other such information and documents as the Accountants and each other may reasonably request to make the calculations and determinations under this Section 17. The Company shall bear all costs the Accountants incur in connection with any calculations contemplated hereby.

18.    Legal Fees. The Company shall promptly reimburse Executive for any reasonable legal fees and expenses incurred by Executive in connection with the review of this Agreement and any documents ancillary thereto up to $25,000.

19.    Indemnification. To the fullest extent permitted by the indemnification provisions of the laws of the state or jurisdiction of the Company, as applicable, in effect from time to time, and subject to the conditions thereof, the Company shall:

(a)indemnify Executive against all liabilities and reasonable expenses that Executive may incur in any threatened, pending, or completed action, suit or proceeding, whether civil, criminal or administrative, or investigative and whether formal or informal, because Executive is or was an officer or director of or service provider to the Company or any of its affiliates, provided, however, that Executive shall have acted in good faith and in a manner that Executive reasonably believed to be in the best interests of the Company and

(b)pay for or reimburse the reasonable expenses upon submission of appropriate documentation incurred by Executive in the defense of any proceeding to which Executive is a party because Executive is or was an officer or director of or service provider to the Company or any of its affiliates, including an advancement of such expenses to the extent permitted by applicable law, subject to Executive’s execution of any legally required repayment undertaking.

The preceding indemnification right shall be in addition to, and not in lieu of, any rights to indemnification to which Executive may be entitled pursuant to the documents under which the Company is organized as in effect from time to time and shall not apply with respect to any action or failure to act by Executive which constitutes willful misconduct or bad faith on the part of Executive. The indemnification rights of Executive in this Section 19 are referred to herein as the “Indemnification Provisions.” The rights of Executive under the Indemnification Provisions shall survive the cessation of Executive’s employment with the Company. The Company shall also maintain a directors’ and officers’ liability insurance policy, or an equivalent errors and omissions liability insurance policy, covering Executive with reasonable scope, exclusions, amounts and deductibles based on Executive’s positions with the Company.

Notwithstanding the foregoing, the Company shall have no obligation to indemnify, defend or hold harmless Executive from and against any liabilities and expenses, or to pay for, or reimburse Executive for, any expenses arising from or relating to (a) Executive’s gross negligence or intentional or willful misconduct, or (b) actions or claims which are initiated by Executive unless such action was approved in advance by the Board.

20.    Employment Status. Executive represents to the Company that he is not subject to any restrictive covenants with respect to employment other than those covenants disclosed to the Company in writing prior to the date of this Agreement, including Executive’s obligations under that certain Employment Agreement among Executive and Leo Burnett USA, Inc. and Leo Burnett Worldwide, Inc., executed on January 4, 2005 and effective as of December 21, 2004 (the “Non-Compete Covenants”). Having reviewed the Non-Compete Covenants, Executive believes in good faith that his employment by the Company, as contemplated herein, should not be considered a breach of the Non-Compete Covenants, and the Company has made its own independent determination regarding these matters to the same conclusion. Executive covenants to the Company that he will not, during the course of his employment with the Company, seek to utilize any trade secrets or confidential or proprietary information belonging to any of his prior employers or take any action that would breach any obligation Executive may have to his prior employers. Subject to Executive’s disclosure of the existence of any restrictive covenant prior to the date of this Agreement and Executive’s compliance with the covenant in the foregoing sentence, the Company agrees to defend, indemnify and hold Executive harmless, including with respect to the prompt reimbursement (or advancement as reasonably requested by Executive) of reasonable legal fees incurred by Executive, from and against any and all claims related to any breach or alleged breach of the Non-Compete Covenants, regardless of any judicial or arbitral determination related to such claim. For the avoidance of doubt, the Company’s duty to defend, indemnify and hold Executive harmless, as set forth in and subject to the limitations of the preceding sentence, shall apply only to any claim that Executive’s employment by the Company as contemplated herein is a breach of the Non-Compete Covenants.

[Signatures on Next Page(s)]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the 31st day of January, 2018.

INNERWORKINGS, INC., a Delaware corporation		EXECUTIVE

By:	/s/ Jack M. Greenberg	/s/ Richard S. Stoddart
Name:	Jack M. Greenberg	Richard S. Stoddart
Its:	Chairman of the Board of Directors

Exhibit A
to
Employment Agreement

Employee Inventions and Proprietary Rights Assignment Agreement